UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20649

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ADDvantage Technologies Group, Inc.
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February 20, 2020

Re: ADDvantage Technologies Group, Inc.:  Annual Meeting of Shareholders

Dear Shareholder:

We are amending our proxy statement for the annual meeting in the form attached to this letter.  The changes to the proxy statement are marked.

Our changes are to proposal #4 regarding approval of the proposed director compensation plan.  These changes indicate that directors James McGill and David Chymiak are not part of the new plan.  Mr. Chymiak will not participate in the plan but will receive director compensation similar to that provided to directors in prior years.  Mr. McGill has an agreement with the company under which he is entitled to $150,000 per year for serving as chairman of our board, and he has agreed to amend this agreement to reduce his annual compensation to $75,000.

As a result of the above changes, the net aggregate increase in director compensation will be reduced substantially.

The proposed compensation under the plan to the directors other than Messrs. McGill and Chymiak will remain as previously stated.  We remain convinced that our current director compensation is below market and that it should be increased in order to attract and retain the quality leadership needed by our company, board and management.

Messrs. McGill and Chymiak have indicated that they intend to vote “For” the approval of the director compensation plan.  Since they are not participants in the plan, their votes will be counted in determining whether we receive the requisite approval of disinterested shareholders.  WE URGE YOU TO VOTE “FOR” PROPOSAL #4.

We also announced today that our Chief Financial Officer, Kevin Brown, will be leaving the Company effective March 6, 2020.  Mr. Brown has accepted a new opportunity in Houston, Texas where he and his family reside.  He has been commuting to Dallas and Tulsa, Oklahoma for over a year.  Scott Francis, our Chief Accounting Officer and former Chief Financial Officer, will serve as interim Chief Financial Officer while the Company conducts a search for a replacement for Mr. Brown in Dallas.

Very Truly Yours,

/s/ Joseph Hart

Joseph Hart, President and CEO

PROPOSAL NO. 4
PROPOSAL TO APPROVE DIRECTOR COMPENSATION PLAN

On December 4, 2019, the Compensation Committee unanimously approved and recommended to the Board of Directors a director compensation plan, as part of the 2020 Executive Compensation Plan. The director compensation plan, if approved, will be effective as of April 1, 2020. If the director compensation plan is not approved by the Company’s shareholders, director compensation will continue forward substantially at current rates. If approved by the shareholders, our non-employee directors will receive compensation in the manner set forth below.

Proposed Director Compensation

Name	Fees Earned or Paid in Cash	Restricted Stock Awards (4)	Total Compensation

Thomas J. Franz	$20,000	$50,000	$70,000
John M. Shelnutt (1)	$20,000	$50,000	$70,000
David W. Sparkman (2)	$30,000	$50,000	$80,000
Timothy S. Harden (3)	$20,000	$50,000	$70,000

(1)
In addition to the annual compensation to be paid to Mr. Shelnutt in 2020 as set forth in the table above, and subject to the approval of Proposal No. 3, Mr. Shelnutt will be awarded a one-time Restricted Stock Award in the amount of 50,000 shares, vesting in equal increments over a three year period. This one-time award is being granted to Mr. Shelnutt because of his recent addition to the Board of Directors. The purpose of this one-time award is to attract and retain quality leadership. Further, the award to Mr. Shelnutt will immediately align his individual interests with the short-term and long-term interests of the shareholders.

(2)	Mr. Sparkman will receive a cash payment $30,000, by reason of his service as Chairman of the Audit Committee.
(3)
In addition to the annual compensation to be paid to Mr. Harden in 2020 as set forth in the table above, and subject to the approval of Proposal No. 3, Mr. Harden will be awarded a one-time Restricted Stock Award in the amount of 50,000 shares, vesting in equal increments over a three year period. This one-time award is being granted to Mr. Harden pending shareholder approval of his addition to the Board of Directors. The purpose of this one-time award is to attract and retain quality leadership. Further, the award to Mr. Harden will immediately align his individual interests with the short-term and long-term interests of the shareholders.

(4)	The RSAs made under the proposed director compensation plan vest after one year.

Directors David Chymiak and James McGill are not participating in the proposed plan. Mr. Chymiak’s compensation will remain substantially at current levels even if the shareholders approve the director compensation plan. Mr. McGill and the Company entered into a Letter Agreement on October 8, 2018, which provides that Mr. McGill will receive annual compensation in the form of $75,000 cash and $75,000 in shares of restricted stock for serving as Chairman of the Board. Mr. McGill and the Company have agreed to amend his Letter Agreement to provide for annual compensation in the form of $25,000 cash and $50,000 in shares of restricted stock.

Reasons for Changes to Director Compensation.

Based on the review of similarly situated companies, the Board believes that current director compensation is substantially below that of its peer group. The Board of Directors believes that the increase in director compensation reflected in the director compensation plan is necessary in order to bring director compensation more in line with that of similarly situated companies and to allow the Company to retain and attract qualified directors. It is also designed and proposed to bring director compensation more in line with peer groups in the microcap space. Of 298 microcap companies surveyed in the report generated by the Pearl-Meyer Director Compensation Board, the median director compensation was $120,000 per year in 2018.  Median director compensation was $66,000 in 2005. The Compensation Committee is recommending an increase from approximately $30,000 to $70,000 to close the gap on competitive director compensation. The committee also recommends putting a higher percentage of director compensation in equity in order to more closely align the Board of Directors with shareholder interests.

Vote Required

Approval of Proposal No. 4 requires the affirmative vote of a majority of the shares not held by interested directors and employees of the Company. Accordingly, broker non-votes and abstentions will have the same effect as a vote Against Proposal No. 4. Because directors McGill and Chymiak are not participating in the director compensation plan, they will be considered disinterested shareholders in connection with the vote on Proposal No. 4.  They have both indicated their intention to vote “For” Proposal No. 4.

Recommendation of the Board of Directors:
The Board of Directors recommends a vote FOR the approval of the 2020 Director Compensation Plan.